UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  May 9, 2012

(Date of earliest event reported: April 26, 2012)

CELLCEUTIX CORPORATION

Nevada	30-0565645

(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

100 Cumming Center, Suite 151-B

Beverly, MA  01915

 (Address of principal executive offices and zip code)

(978)-633-3623

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

During the period from  April 26, 2012 to May 8, 2012 the  Company issued an aggregate of 400,000 common shares valued at $186,000 for services rendered by various consultants and an advisor.  Such issuance of securities was exempt from registration under the safe harbor provided by Regulation D Rule 506 and Section 4(2) of the Securities Act.   Additionally, the Company issued to two consultants a total of 50,000 three  (3) year stock purchase options exercisable at $0.54 were issued.  The options vest on June 30, 2012.

On May 8, 2012, the Company entered into a subscription agreement for Series A Convertible Preferred shares with an accredited investor for an aggregate of $1,000,000.  Initial funding was One Hundred Thousand USD ($100,000) for the purchase 10,000 Series A Convertible Preferred Shares, and was closed on May 8, 2012.  Subscription Agreement provides for installment Funding Amounts to take place every thirty days after initial closing date  for an amount of the lesser of  (i) $75,000 or  (ii) twenty five  (25% ) per cent of the dollar value of the total volume traded during the preceding 22 trading days.   The Series A Preferred Shares are convertible into common stock at the lesser of 85% of the closing bid price on the date of prior to each closing, or 85% of the lowest bid price for the fifteen (15) days prior to conversion.  Additionally, for each common share issued upon conversion of Series A preferred share, a five year common stock purchase warrants shall be issued to the Subscriber which warrant shall be exercisable at the conversion price of the common shares issued.  The Series A Convertible Preferred shares do not pay dividends.   The Common shares underlying the Series A Preferred Shares and the common stock purchase warrants are subject to piggy back registration rights.

The preferred shares and the underlying common shares are not registered under the Securities Act of 1933 (the “Securities Act”). Such issuance of securities was exempt from registration under the safe harbor provided by Regulation D Rule 506 and Section 4(2) of the Securities Act. We made this determination in part based on the representations of Investors, which included, in pertinent part, that such Investors were an “accredited investor” as defined in Rule 501(a) under the Securities Act, and upon such further representations from the Investors that (a) the Investor is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the Investor agrees not to sell or otherwise transfer the purchased securities unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the Investor has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, and (d) the Investor has no need for the liquidity in its investment in us and could afford the complete loss of such investment.  Our determination is made based further upon our action of (a) making written disclosure to the Investor in the Subscription Agreement prior to the closing of sale that the securities have not been registered under the Securities Act and therefore cannot be resold unless they are registered or unless an exemption from registration is available, (b) making written descriptions of the securities being offered, and (c) placement of a legend on the certificate that evidences the securities stating that the securities have not been registered under the Securities Act and setting forth the restrictions on transferability and sale of the securities, and upon such inaction of  the Company of any general solicitation or advertising for securities herein issued in reliance upon Regulation D Rule 506 and Section 4(2) of the Securities Act.

On May 8, 2012 the Company issued  to Leo Erhlich, 2,000,000 Equity Incentive Options exercisable at $0.51 per share equal to 110% of the closing bid price of $0.46 per share on May 7, 2012.    Options are valid for ten (10) years from the date of issuance.   Options were issued to Mr. Ehrlich in connection with renegotiating the terms of the outstanding loan balance as of March 31, 2012 of $2,248,037 represented by Ehrlich Promissory Note C as fully detailed in Item 8.01.

Item 5.03 Amendments to Articles of Incorporation or Bylaws, or Change of Fiscal Year

On May 9, 2012, the Company filed Certificate of Designation with the State of Nevada for the Series A Convertible Preferred shares, a copy of which is provided as Exhibit 3.4.

Item 8.01:  Other Events

On May 7, 2012 the Company issued a press release announcing that Syracuse University's legendary men's basketball coach Jim Boeheim has joined Cellceutix as an advisor to the Company.   A copy of the Press Release is attached as Exhibit 99.1.

On May 8, 2012,  the Company renegotiated  the  terms of the outstanding  balance of   $2,248,037  as of March 31, 2012 represented by the Ehrlich Promissory Note C  issued to Leo Ehrlich for funds he loaned to the company.  In connection therewith, the parties renegotiated the interest on the loan from 9% simple interest to 10% simple interest and issued 2,000,000 Equity Incentive Options exercisable at $0.51 per share equal to 110% of the closing bid price of $0.46 per share on May 7, 2012.    Options are valid for ten (10) years from the date of issuance.  All other terms remain the same.

April 23, 2012 the Company  has been advised that a “Notice of Intent to Sell” 184,375 shares of the Company’ Class A Common Stock issued to Formatech, Inc. for services that were not completed (See Note 1), has been filed by Formatech’s Bankruptcy trustee.  Cellceutix has engaged an attorney with the aim of recovering these shares. A court hearing for this Motion is scheduled for June 28, 2012.

Item 9.01:  Financial Statements and Exhibits.

Exhibits

3.4          Certificate of Designation for Series A Preferred Shares

10.36     Form of Subscription Agreement for Series A Preferred Shares

99.1       Press Release

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned hereunto duly authorized.

Date:  May 9, 2012

CELLCEUTIX CORPORATION

By:	/s/ Leo Ehrlich
Chief Executive Officer